SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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GEVITY HR, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2004

Dear shareholder:

      On behalf of the board of directors and management of Gevity HR, Inc., we cordially invite you to attend the annual meeting of shareholders to be held on May 20, 2004, at our offices in Bradenton, Florida, commencing at 9:00 a.m., local time. At this meeting, you will be asked to elect three directors and to consider and vote upon a proposal to approve an amendment to our articles of incorporation to eliminate the staggered terms of our board of directors and provide for the annual election of all directors beginning with the 2005 annual meeting of our shareholders.

      Your vote is very important. Regardless of whether you plan to attend the annual meeting, you are requested to mark, sign, date and promptly return the enclosed proxy in the envelope provided. If you attend the annual meeting, you may vote in person even if you have previously mailed a proxy card. We encourage you to vote your shares as soon as possible.

      Thank you for your continued support.

Sincerely,

Erik Vonk
Chairman of the Board and Chief Executive Officer

GEVITY HR, INC.

600 301 BOULEVARD WEST
SUITE 202
BRADENTON, FLORIDA 34205

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2004

To our valued shareholders:

      PLEASE TAKE NOTICE that the annual meeting of shareholders of Gevity HR, Inc. will be held on May 20, 2004, at 9:00 a.m., local time, at our offices located at 600 301 Boulevard West, Suite 202, Bradenton, Florida 34205 for the following purposes:

1.	to elect three Class III directors to serve until the 2007 annual meeting of shareholders (unless shareholders approve the amendment to our articles of incorporation referred to below, in which case such directors will serve until the 2005 annual meeting of shareholders) or until their successors are duly elected and qualified;

2.	to vote upon a proposal to approve an amendment to our articles of incorporation for the purpose of eliminating the staggered terms of our board of directors and providing for the annual election of all directors beginning with the 2005 annual meeting of shareholders; and

3.	to transact such other business as may properly come before the meeting or an adjournment thereof.

      All shareholders are cordially invited to attend the annual meeting; however, only shareholders of record at the close of business on April 15, 2004, are entitled to notice of and to vote at the annual meeting or an adjournment thereof. A list of shareholders entitled to vote will be available for inspection at our offices located at 600 301 Boulevard West, Suite 202, Bradenton, Florida 34205, for ten business days immediately preceding the meeting.

      PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. No postage is required if the proxy card is mailed in the United States. Prompt response by our shareholders will reduce the time and expense of solicitation.

By order of the board of directors:

Gregory M. Nichols
Secretary

April 26, 2004

GEVITY HR, INC.

600 301 BOULEVARD WEST
SUITE 202
BRADENTON, FLORIDA 34205

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2004

      Gevity HR, Inc., a Florida corporation, furnishes this proxy statement to our shareholders in connection with the solicitation on behalf of our board of directors of proxies to be voted at the annual meeting of our shareholders to be held May 20, 2004. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to us before the meeting, and not revoked. You may revoke your proxy at any time before it is exercised. The approximate date on which this proxy statement and the enclosed proxy card will first be sent to shareholders is April 26, 2004.

      We have enclosed our 2003 annual report, which includes our annual report on Form 10-K for the year ended December 31, 2003. Neither the 2003 annual report nor the annual report on Form 10-K constitutes a part of the proxy solicitation material.

      The record date for shareholders entitled to notice of, and to vote at, the 2004 annual meeting is the close of business on April 15, 2004. The holders of our common stock and our series A preferred stock are entitled to vote on all matters submitted to our shareholders for a vote at the meeting. In deciding all questions:

•	a holder of common stock is entitled to one vote, in person or by proxy, for each share held in the shareholder’s name on the record date; and

•	a holder of series A preferred stock is entitled to one vote, in person or by proxy, for each share of common stock issuable upon conversion of the shares of series A preferred stock held in the shareholder’s name on the record date.

      In this proxy statement, we refer to our common stock and our series A preferred stock together as voting stock. When we make references to a number of shares of voting stock, with respect to the series A preferred stock, we are referring to the number of shares of common stock issuable upon conversion of the series A preferred stock.

ABOUT THE MEETING

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our voting stock is necessary to constitute a quorum at the annual meeting of shareholders. Abstentions and broker non-votes will be treated as shares of voting stock that are present and entitled to vote for purposes of determining the presence of a quorum.

      You are being asked to vote on two proposals. Proposal 1 is to elect three Class III directors to our board of directors. To be elected a director, each nominee must receive a plurality of all the votes cast at the meeting for the election of directors. If a quorum is present, any abstentions or broker non-votes will have no effect on the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote for the election in such nominee’s stead of any other person our board of directors may recommend.

      Proposal 2 is for the approval of an amendment to our articles of incorporation for the purpose of eliminating the staggered terms of our board of directors and providing for the annual election of all directors beginning with the 2005 annual meeting of our shareholders. Approval of the amendment requires the affirmative vote of at least two-thirds of the outstanding shares of our voting stock. Abstentions and broker non-votes will have the same effect as negative votes on such approval.

      Where shareholders have appropriately specified how their proxies are to be voted, the proxies will be voted accordingly. If any other matter or business is brought before the annual meeting, the proxy holders may vote the proxies at their discretion. Our board of directors does not presently know of any such other matter or business.

      The accompanying proxy, unless the shareholder otherwise specifies therein, when executed and returned to us will be voted (i) FOR the election as directors of the persons designated under the caption “Election of Directors — Nominees for Director,” (ii) FOR the approval of the amendment to our articles of incorporation to eliminate the staggered terms of our board of directors and provide for the annual election of all directors beginning with the 2005 annual meeting of our shareholders, and (iii) at the discretion of the proxy holders, with respect to any other matter that may properly come before the meeting or any adjournment thereof.

OUTSTANDING CAPITAL STOCK

      The record date for shareholders entitled to notice of, and to vote at, the 2004 annual meeting of shareholders is the close of business on April 15, 2004. At the close of business on that date, we had issued and outstanding 19,435,608 shares of common stock and 5,514,705 shares of common stock issuable upon conversion of the series A preferred stock, resulting in an aggregate of 24,950,313 shares of voting stock entitled to vote at the 2004 annual meeting.

      The following table sets forth the beneficial ownership of our common stock as of April 15, 2004, by each director, nominee for director, and executive officer named in the summary compensation table on page 16 of this proxy statement; by each beneficial owner of more than 5% of our outstanding common stock; and by our directors and executive officers as a group.

		Number of
		Shares		Percent of
		Beneficially		Outstanding
Name	Address	Owned(1)		Shares

Frontenac (2)	135 South LaSalle Street, Suite 3800 Chicago, Illinois 60603	3,860,294	(3)	15.5%
Erik Vonk	600 301 Boulevard West, Suite 202 Bradenton, FL 34205	666,062	(4)	2.6
James F. Manning	600 301 Boulevard West, Suite 202 Bradenton, FL 34205	361,978	(5)	1.4
Lisa J. Harris	600 301 Boulevard West, Suite 202 Bradenton, FL 34205	264,740	(6)	1.1
George B. Beitzel	29 King Street Chappaqua, NY 10514	187,682	(7)	*
Elliot B. Ross	23500 Merchantile, Suite A Beechwood, OH 44122	140,851	(8)	*
Jonathan H. Kagan	30 Rockefeller Plaza 48th Floor New York, NY 10020	137,062	(9)	*
Robert Minkhorst	600 301 Boulevard West, Suite 202 Bradenton, FL 34205	74,500	(10)	*
Peter C. Grabowski	600 301 Boulevard West, Suite 202 Bradenton, FL 34205	54,550	(11)	*
Gregory M. Nichols	600 301 Boulevard West, Suite 202 Bradenton, FL 34205	51,500	(12)	*
Darcy E. Bradbury	630 5th Avenue Suite 2600 New York, NY 10111	50,000	(13)	*
James E. Cowie	135 S. LaSalle Street, Suite 3800 Chicago, IL 60603	10,000	(14)	*

		Number of
		Shares		Percent of
		Beneficially		Outstanding
Name	Address	Owned(1)		Shares

David S. Katz	135 S. LaSalle Street, Suite 3800 Chicago, IL 60603	10,000	(15)	*
Sal J. Uglietta	600 301 Boulevard West, Suite 202 Bradenton, FL 34205	3,000		*
Jeffrey A. Sonnenfeld	6 Broadfield Road Hamden, CT 06517	—		*
John E. Panning	2018 84th Street Circle NW Bradenton, FL 34209	30,000	(16)	*
Directors and executive officers as a group (15 persons)		2,041,925	(17)	7.8%

*	Less than one percent.

(1)	Unless otherwise stated, the beneficial owner has sole voting and investment power over the shares indicated. References in the footnotes below to currently exercisable employee stock options include options exercisable within 60 days of April 15, 2004.

(2)	Frontenac Company VIII, L.L.C. has voting and dispositive authority over shares held by Frontenac VIII Limited Partnership and Frontenac Masters VIII Limited Partnership. Decisions of Frontenac Company VIII, L.L.C. are made by a super-majority vote of its members (with no single member having the ability to block any decision) and, as a result, no single member of Frontenac Company VIII, L.L.C. has voting or dispositive authority over the shares. Messrs. Paul D. Carbery, James E. Cowie, James E. Crawford III, Rodney L. Goldstein, David S. Katz, Martin J. Koldyke, Martin Laird Koldyke and Jeremy H. Silverman and Ms. Laura P. Pearl are the members of Frontenac Company VIII, L.L.C. and each disclaims beneficial ownership of the shares held by Frontenac except to the extent of his or her pecuniary interest.

(3)	Amounts presented in the table for Frontenac include: (i) 3,563,419 shares of common stock based on the assumed conversion of Frontenac VIII Limited Partnership’s 19,385 shares of series A preferred stock; (ii) 159,007 shares of common stock based on the assumed conversion of Frontenac Masters VIII Limited Partnership’s 865 shares of series A preferred stock; and (iii) 137,868 shares of common stock beneficially owned by C&B Capital, L.P. The Frontenac shares are also beneficially owned by Frontenac VIII Partners, L.P. and Frontenac Company VIII, L.L.C. due to their shared voting and dispositive power over such shares with Frontenac VIII Limited Partnership and Frontenac Masters VIII Limited Partnership. The foregoing information is based upon the information contained in Amendment No. 1 to Schedule 13D filed with the Securities and Exchange Commission by Frontenac on January 16, 2004.

(4)	Includes 500,000 shares, which Mr. Vonk has the right to acquire through currently exercisable options.

(5)	Includes 121,278 shares held by the Manning Charitable Remainder Trust and 50,000 shares, which Mr. Manning has the right to acquire through currently exercisable employee stock options.

(6)	Includes 257,500 shares, which Ms. Harris has the right to acquire through currently exercisable employee stock options.

(7)	Includes 81,779 shares owned by Mary L. Beitzel. Also includes 62,000 shares, which Mr. Beitzel has the right to acquire through currently exercisable options.

(8)	Includes 82,000 shares, which Mr. Ross has the right to acquire through currently exercisable options.

(9)	Includes an aggregate of 330 shares held by Mr. Kagan’s minor children. Also includes 58,334 shares that Mr. Kagan has the right to acquire through currently exercisable options.

(10)	Includes 62,500 shares, which Mr. Minkhorst has the right to acquire through currently exercisable options.

(11)	Includes 36,750 shares, which Mr. Grabowski has the right to acquire through currently exercisable options.

(12)	Includes 50,000 shares, which Mr. Nichols has the right to acquire through currently exercisable options.

(13)	Includes 50,000 shares, which Ms. Bradbury has the right to acquire through currently exercisable options.

(14)	Includes 10,000 shares, which Mr. Cowie has the right to acquire through currently exercisable options.

(15)	Includes 10,000 shares, which Mr. Katz has the right to acquire through currently exercisable options.

(16)	Includes 30,000 shares, which Mr. Panning has the right to acquire through currently exercisable options.

(17)	Please refer to notes (4) through (16).

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10% shareholders are required by the regulations of the SEC to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of copies of such reports received by us and representations from certain persons that no other reports were required for those persons, we believe that all filing requirements applicable to our officers, directors and greater than 10% shareholders were complied with for the fiscal year ended December 31, 2003, except that a grant of stock options was not reported by Frontenac Company VIII, L.L.C. on a timely-filed Form 4, but such transaction was subsequently reported on Form 5, and all transactions are reflected in this proxy statement.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees for Director

      Our board of directors is currently divided into three classes, each having staggered three-year terms that expire in successive years. The term of office of the two directors in Class III expires at the 2004 annual meeting of shareholders. Upon the recommendation of the nominating/corporate governance committee, the board proposes that Erik Vonk and Darcy E. Bradbury be re-elected to serve as Class III directors and that Jeffrey A. Sonnenfeld be initially elected to serve as a Class III director. If the proposal to amend our articles of incorporation to eliminate the staggered terms of our board of directors and provide for the annual election of all directors is not approved by our shareholders, the Class III directors will serve for a term of three years or until their successors are elected and qualified. These nominees have agreed that, if the proposal is approved by our shareholders, they will resign as directors and, if recommended by our nominating/corporate governance committee and nominated by our board, stand for re-election in 2005.

Class III Directors. The nominees for Class III directors are:

      Erik Vonk, age 51, has served as chairman of the board and chief executive officer since April 2002. He currently serves as the chairman of the executive committee. He was retired from February 2001 to April 2002. From 1992 through 2001, Mr. Vonk was president and chief executive officer of Randstad North America, a subsidiary of Randstad Holding NV, a worldwide staffing services provider, where he was responsible for organizing the North American operations. From 1989 to 1992, Mr. Vonk served as a member of the executive board of Bank Cantrade AG. Mr. Vonk currently serves on the board of directors of Danka Business Systems, PLC, where he also serves on the human resources and Danka 21 committees.

      Darcy E. Bradbury, age 47, has served as a director of Gevity since October 2001. Ms. Bradbury currently serves as chairman of our investment committee and is a member of the audit and compensation committees. She is currently a managing director at Mezzacapa Management, LLC, a hedge fund of funds. From 1997 to 2000, Ms. Bradbury was a managing director at Deutsche Bank and head of strategy and business development for its global institutional services division.

      Jeffrey A. Sonnenfeld, age 50, has been nominated for election as a director of Gevity. Mr. Sonnenfeld is currently the associate dean for executive programs at Yale University’s School of Management as well as the founder, president and chief executive officer of The Chief Executive Leadership Institute of Yale University. From 1989 to 1997, Mr. Sonnenfeld was a professor at the Goizueta Business School of Emory University. Mr. Sonnenfeld currently serves on the board of directors of The Street.com, Inc.

Class I Directors. The following Class I directors have terms ending in 2006:

      James F. Manning, age 74, has served as a director of Gevity since October 2001. Mr. Manning currently serves as a member of the executive committee. From October 2001 to April 2002, he served as chairman of the board and chief executive officer. Mr. Manning continued to provide services to the company through June 2002, when he resigned as an employee of the company. He was retired from May 1998 through October 2001. From July 1995 to December 1996, Mr. Manning served as our president, and from January 1997 to December 1997 he served as vice chairman of our board.

      George B. Beitzel, age 75, has served as a director of Gevity since November 1993. Mr. Beitzel currently serves as chairman of our audit committee, and is a member of the compensation, executive and nominating/corporate governance committees. He currently serves on the board of directors of Actuate Corporation, Deutsche Bank Trust Company Americas, Bitstream, Inc. and Computer Task Group, Incorporated. Mr. Beitzel has been retired since 1998.

Class II Directors. The following Class II directors have terms ending in 2005:

      Elliot B. Ross, age 58, has served as a director of Gevity since March 1994. Mr. Ross currently serves as chairman of our compensation committee and as a member of the audit and nominating/corporate governance committees. He is currently the chief executive officer of the MFL Group, an executive consulting and coaching firm. From January 1989 to January 2000, Mr. Ross served as president of Ross Consulting, Inc., a management consulting firm established in 1989. From August 1998 to December 1999, he served as president of State Industrial Products, a supplier of commercial and industrial housecleaning and maintenance chemicals and supplies.

      Jonathan H. Kagan, age 47, has served as a director of Gevity since May 1999. Mr. Kagan currently serves as chairman of our nominating/corporate governance committee and is a member of the audit and investment committees. Since January 2001, he has been a managing director at Lazard Freres & Co. LLC. From 1995 to 2000, Mr. Kagan served as managing director of Centre Partners Management LLC, managing investments on behalf of Centre Capital Investors II, L.P. and affiliated entities. From 1990 to 2000, Mr. Kagan was a managing director of Corporate Advisers, L.P. From 1987 to 1999, he was a managing director of Lazard Freres & Co. LLC. Mr. Kagan also serves as a director of Amstar Investment Trust.

Additional Board Members

      The holders of the series A preferred stock, voting separately, are entitled to elect two directors to serve as members of our board. We sometimes refer to these directors in this proxy statement as the “series A preferred directors.” These directors are not divided into classes and are in addition to the maximum number of directors who may be elected by the holders of our voting stock. James E. Cowie and David S. Katz currently serve as the series A preferred directors and their terms will continue so long as Frontenac remains the holder of a majority of the outstanding shares of series A preferred stock or until Frontenac, as such majority holder, replaces either of them.

      James E. Cowie, age 49, has served as a director of Gevity since June 2003. Mr. Cowie currently serves as a member of our investment committee. He is currently a managing director of Frontenac Company, LLC, a private equity investment firm, where he has been a partner since 1989. He represents Frontenac on the board of directors of Deltak edu, Inc. and WNC First Insurance Services. Mr. Cowie has served on the boards of directors of numerous public and private companies, including 3Com Corporation, Premier Systems Integrators, LLC and Platinum Technology International, Inc. He is also a trustee of the Illinois Institute of Technology. Mr. Cowie joined Frontenac in 1988 from Merrill Lynch Capital Markets.

      David S. Katz, age 38, has served as a director of Gevity since June 2003. Mr. Katz currently serves as a member of our executive committee. He is currently a managing director of Frontenac Company, LLC, a private equity investment firm, where he has been a partner since 2000. He represents Frontenac on the board of directors of Pro Mach, Inc. and Encore Legal Solutions, Inc. Mr. Katz has served on the board of directors of Natural Nutrition Group, Inc. and numerous other privately-held companies. Mr. Katz joined Frontenac in 1994 after working at The Clipper Group, a New York-based private equity investment firm and at The Boston Consulting Group, a strategic and management consulting firm.

CORPORATE GOVERNANCE MATTERS

Committees of Our Board

      Corporate governance typically refers to the system that allocates duties and authority among a company’s shareholders, board of directors and management. The shareholders elect the board and vote on extraordinary matters; the board is our governing body, responsible for hiring, overseeing and evaluating management, particularly the chief executive officer; and management runs the company’s day-to-day operations. Our board of directors currently consists of eight directors, as described in “Proposal 1: Election of Directors.” The board believes that there should be a substantial majority of independent directors on the board. The board also believes that it is useful and appropriate to have the chief executive officer serve as a director. The current board members include six independent directors, Mr. Vonk, our chief executive officer, and Mr. Manning, our former chairman and chief executive officer. We propose to expand the size of the board to nine by the nomination of Mr. Sonnenfeld for election as a director.

      “Independent” Directors. Each of our directors other than Messrs. Vonk and Manning qualify as “independent” in accordance with the published listing requirements of the Nasdaq Stock Market, Inc. (“NASDAQ”). The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by NASDAQ rules, the board and the nominating/corporate governance committee have each made a subjective determination as to each independent director that no relationships exist which, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board reviewed and discussed information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to us and our management.

      Each of the members of our nominating/corporate governance committee meet the independence requirements as established by NASDAQ. In addition, the members of the audit committee each qualify as “independent” as required by the NASDAQ rules and under special standards established by the SEC for members of audit committees. The audit committee also includes at least one independent member who is determined by our board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Mr. Kagan is the independent director who has been determined to be an audit committee financial expert. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Kagan’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Kagan any duties, obligations or liabilities that are greater than those that are generally imposed on him as a member of the audit committee and our board, and his designation as our audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the audit committee or our board.

      Board Responsibilities and Structure. The primary responsibilities of our board are oversight, counseling and direction to our management in the long-term interests of our company and our shareholders. Our board’s responsibilities include: (a) selecting and regularly evaluating the performance of the chief executive officer and other senior executives; (b) planning for succession with respect to the position of chief executive officer and monitoring management’s succession planning for other senior executives; (c) reviewing and, when appropriate, approving our major financial objectives and strategic and operating plans and actions; (d) overseeing the conduct of our business to evaluate whether the business is being properly managed; and (e) overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures and compliance with law and ethics. Our board has instructed our chief executive officer, working with our other executive officers, to manage our business in a manner consistent with our standards and practices, and in accordance with all applicable legal requirements and code of ethics and in compliance with any specific plans, instructions or directions of our board. The chief executive officer and management are responsible for seeking the advice and, in appropriate situations, the approval of our board with respect to extraordinary actions to be undertaken by our company.

      Our board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent, from time to time, as appropriate. Board agendas include regularly-scheduled sessions for the independent directors to meet without management present. Our board has delegated various responsibilities and authority to different board committees as described below. Committees regularly report on their activities and actions to the full board. Board members have access to all of our employees outside of board meetings.

      Board Committees and Charters. Our board currently has, and appoints the members of, audit, compensation, nominating/corporate governance, executive, and investment committees. Each member of the audit, compensation and nominating/corporate governance committees is an independent director in accordance with NASDAQ standards. Each of our board committees has a written charter approved by our board. Copies of the current committee charter for each committee are posted on our website at www.gevityhr.com under the “Investor Relations” section. Our audit committee charter was included as Exhibit E to our 2003 proxy statement. The members of the committees for 2003 are identified in the following table.

Nominating/
Corporate
Director	Audit	Compensation	Governance	Executive	Investment

Erik Vonk				Chair
George B. Beitzel	Chair	X	X	X
Darcy E. Bradbury	X	X			Chair
James E. Cowie					X
Jonathan H. Kagan	X		Chair		X
David S. Katz				X
James F. Manning				X
Elliot B. Ross	X	Chair	X

      Audit Committee. The audit committee assists our board in its general oversight of Gevity’s financial reporting, internal controls and audit functions, and is solely and directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors. In 2003, the audit committee held 11 meetings. The responsibilities and activities of the audit committee are described in greater detail in “Audit Committee — Audit Committee Report” beginning on page 21.

      Compensation Committee. The compensation committee determines the compensation of our chief executive officer and all of our other executive officers and establishes the parameters for the compensation of our other officers holding the title of vice president or above. The committee also reviews and reassesses annually the compensation paid to members of our board for their service on our board and on committees of our board and recommends any changes to such compensation to the board. In addition, the committee authorizes all stock option and other equity-based awards to employees under our stock option and equity incentive plans. The compensation committee held eight meetings in 2003 and also regularly acts by written consent. For information regarding compensation paid to executive officers, see “Executive Compensation” beginning on page 14.

      Nominating/Corporate Governance Committee. The nominating/corporate governance committee reviews and reports to our board on a periodic basis with regard to matters of corporate governance. The nominating/corporate governance committee held one meeting in 2003.

      The nominating/corporate governance committee makes recommendations to our board regarding the size and composition of our board. The committee is responsible for reviewing with our board, from time to time, the appropriate skills and characteristics required of board members in the context of the current size and make-up of our board. This assessment includes issues of diversity and numerous other factors such as professional or business experience and qualifications. These factors, and any other qualifications considered useful by the committee, are reviewed in the context of an assessment of the perceived needs of our board at a particular point in time. As a result, the priorities and emphasis of the nominating/corporate governance committee and of our board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the nominating/corporate governance committee has not established any specific minimum criteria or qualifications that a nominee must possess. The committee also establishes procedures for the nomination process, recommends candidates for election to our board and nominates executive officers for appointment by our board.

      Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to our board are suggested by board members or by employees. With regard to our company’s newest nominee for election as a director, Mr. Sonnenfeld was initially suggested as a candidate by Mr. Vonk. In 2003, we did not employ a search firm or pay fees to other third-parties in connection with seeking or evaluating board nominee candidates. The nominating/corporate governance committee will consider candidates proposed by shareholders provided such nominations comply with the provisions of our bylaws. See “Shareholder Proposals” on page 24 for the procedures to be followed by shareholders in submitting recommendations for director nominees. The committee evaluates candidate nominees proposed by shareholders using the same criteria as for other candidates.

      Executive Committee. The executive committee exercises all power and authority of our board in the management of our business and affairs when action is required to be taken between regular meetings of our board where time is of the essence and it is not practicable to convene a special meeting of our board. The executive committee may exercise these powers to the fullest extent permitted under our articles of incorporation, bylaws and Florida law. In 2003, the executive committee held one meeting.

      Investment Committee. The investment committee is responsible for overseeing our company’s investment policies and guidelines. The duties of the investment committee include establishing policies for the investment of our excess cash and revising such policies and guidelines whenever, in the judgment of the committee, it is appropriate to do so. The investment committee also monitors our established investment policies and receives periodic reports from our officers who are responsible for implementing the committee’s policies and guidelines. In 2003, the investment committee held two meetings.

      Attendance at Board, Committee and Annual Shareholders’ Meetings. Our board held ten meetings in 2003. All directors are expected to attend each meeting of our board and the committees on which he or she serves, and are also expected to attend the Annual Shareholders’ Meeting. In 2003, no director attended less than 75% of the meetings of our board, shareholders and the committees on which he or she served, and all directors except three (one of whose term was ending at the meeting) attended the 2003 annual meeting of our shareholders.

      Our board does not have a formal policy that seeks to limit the number of committee seats held by an independent director, but our board’s guideline of 100% attendance at meetings reflects our board’s expectation that each director will meet his or her commitments to the position. The time commitments of directors vary substantially with regard to their individual involvement with their primary positions; their involvement with other commercial, charitable and similar organizations; and certain other commitments. A director’s involvement with other boards is just one factor to be considered in deciding if a director can devote the time and attention necessary to be an informed and effective director of our company.

      Communications from Shareholders to the Board. Our board recommends that shareholders initiate any communications with our board in writing and send them in care of our corporate secretary. Shareholders can send communications by e-mail to corporate.secretary@gevityhr.com, by fax to (941) 741-4651 or by mail to Gregory M. Nichols, Secretary, Gevity HR, Inc., 600 301 Boulevard West, Suite 202, Bradenton, FL 34205. This centralized process will assist our board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended board recipient should be noted in the communication. Our board has instructed our corporate secretary to forward such correspondence only to the intended recipients; however, our board has also instructed our corporate secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for our board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in our company for review and possible response.

Corporate Governance Guidelines

      Our board has adopted a set of Guidelines on Significant Corporate Governance Issues, or Guidelines, and the nominating/corporate governance committee is responsible for overseeing the implementation of the Guidelines and reporting and making recommendations to the board concerning corporate governance matters. The Guidelines are posted on our web site at www.gevityhr.com in the “Investor Relations” section. This section also includes the Gevity HR, Inc. Code of Business Conduct and Ethics, or Code of Ethics, which has been adopted by our board. This is our code-of-ethics document for all of our directors, officers and employees with regard to their company-related activities. Among other matters, the Guidelines include the following items concerning our board:

•	The board believes that there should be a substantial majority of independent directors on the board.

•	Independent directors should meet on a regular basis apart from other board members and management representatives.

•	Assuming our shareholders approve Proposal 2, all directors should stand for reelection every year.

•	Board compensation should be a mix of cash and equity-based compensation. Management directors will not be paid for board membership in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from Gevity in addition to their board compensation. To the extent practicable, independent directors who are affiliated with our service providers will undertake to ensure that their compensation from such providers does not include amounts connected to payments by Gevity.

•	Board members must act at all times in accordance with the requirements of our Code of Ethics, which are applicable to each director in connection with his or her activities relating to Gevity. This obligation includes adherence to Gevity’s policies with respect to conflicts of interest, confidentiality, protection of Gevity’s assets, ethical conduct in business dealings, and respect for and compliance with applicable law. Any waiver of the requirements of the Code of Ethics with respect to any individual director or executive officer will be reported to, and subject to the approval of, the board.

•	The board establishes committees of the board and appoints members of such committees.

•	The audit, compensation and nominating/corporate governance committees consist entirely of independent directors.

•	The annual cycle of agenda items for board meetings is expected to change on a periodic basis to reflect board requests and changing business and legal issues. The board will have regularly scheduled presentations from the heads of significant functional areas within the company. The board’s annual agenda will include, among other items, the long-term strategic plan for the company, capital projects, budget matters and management succession.

•	The board has access to contact and meet with any Gevity employee.

•	The chief executive officer reports at least annually to the board on succession planning and management development.

•	At least annually, the board evaluates the performance of the chief executive officer and other senior management personnel.

•	The board has a process whereby the board and its members are subject to periodic self-evaluation and self-assessment.

•	The board works with management to schedule new-director orientation programs and continuing education programs for directors. The orientation programs are designed to familiarize new directors with Gevity’s businesses, strategies and challenges, and to assist new directors in developing and maintaining the skills necessary or appropriate for the performance of their responsibilities. Continuing education programs for board members may include a mix of in-house and third-party presentations and programs.

•	Directors are encouraged to be Gevity shareholders through their participation in our stock incentive plans. The board will establish in 2004 stock ownership guidelines for independent directors to help ensure that they each maintain an equity stake in Gevity, and by doing so, appropriately link their interests with those of the other shareholders. These guidelines are expected to provide that within a five-year period following appointment or election, the covered individuals should attain and hold an investment position (not including unexercised stock options) of no less than a specified number of shares of Gevity stock. With limited exceptions, directors and officers may not invest in (purchase or otherwise receive, or write) derivatives of Gevity securities, e.g., puts and calls on Gevity securities or enter into any “short sales” or “short positions” with respect to Gevity securities. A short position is one in which the holder will profit if the market price of the securities either remains the same or decreases. Gevity considers it inappropriate and contrary to the interests of Gevity and its shareholders for directors and officers to take such investment positions.

Directors’ Compensation

      It is the general policy of the board that compensation for independent directors should be a mix of cash and equity-based compensation. Employee directors are not paid for board service in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from Gevity in addition to their board compensation. To the extent practicable, independent directors who are affiliated with our service providers undertake to ensure that their compensation from such providers does not include amounts connected to payments by Gevity.

      Each non-employee director receives an annual fee of $20,000, plus reasonable travel expenses for attending board and committee meetings. Each non-employee director also receives $1,250 for attending each meeting of the board or a committee thereof. In addition, committee chairs receive $3,000 per year for serving in such capacity, except that the chair of the audit committee receives $5,000 per year. In addition, each board member has received periodic awards of stock options, exercisable at various prices and with various vesting periods.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION AS DIRECTORS OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2:

APPROVAL OF AMENDMENT TO OUR
ARTICLES OF INCORPORATION

      Our board of directors has approved, and recommends that our shareholders approve, an amendment to our articles of incorporation in order to eliminate the staggered terms of our board of directors and provide for the annual election of all directors. If approved by our shareholders, the amendment will be effective upon the filing of articles of amendment with the Secretary of State of the State of Florida, which we anticipate would be done as soon as practicable following the annual meeting.

      Article VII of the Second Articles of Amendment and Restatement of the Articles of Incorporation of our company requires our board of directors to be divided into three classes as nearly equal in number as possible. Each class of directors serves staggered, three-year terms, with a term of office of one class expiring each year. The affirmative vote of the holders of at least two-thirds of the shares of outstanding voting stock is required to amend the provisions of Article VII.

      If this proposal is approved, Article VII will be amended and replaced in its entirety with the following:

“ARTICLE VII

BOARD OF DIRECTORS

      (a) The number of directors constituting the Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, provided that such number shall be no fewer than five (5) and no more than twelve (12) (plus such number of directors as may be elected from time to time pursuant to the terms of any series of Preferred Stock that may be issued and outstanding from time to time). The terms of office of all directors who are in office immediately prior to the closing of the polls for the election of directors at the 2005 annual meeting of shareholders shall expire at such time. At each annual meeting of shareholders beginning with the 2005 annual meeting of shareholders, the directors shall be elected to hold office until the next annual meeting of shareholders and until their respective successors shall have been duly elected and qualified subject, however, to the prior death, resignation, retirement, disqualification or removal from office.

      (b) Any or all directors may be removed, by only for cause, at any annual or special meeting of shareholders, upon the affirmative vote of the holders of a majority of the outstanding shares of each class of capital stock of the Corporation then entitled to vote in person or by proxy at an election of such directors, provided that notice of the intention to act upon such matter shall have been given in the notice calling such meeting.

      (c) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by series or by class (excluding holders of Common Stock), to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of these Articles of Incorporation (including any amendment to these Articles of Incorporation that designates a series of Preferred Stock).

      (d) Election of directors need not be by written ballot.”

      Classified boards have been widely adopted by companies and have a long history in corporate law. Proponents of classified boards assert that they promote the independence of directors in that directors elected for multi-year terms are less subject to outside influence. Proponents of classified boards also believe that they provide continuity and stability in the management of the business and affairs of a company since a majority of directors will have prior experience as directors of the company. Proponents further assert that classified boards may enhance shareholder value by motivating an entity seeking control of a target company with a classified board to initiate arms-length discussions with the board of the target company because the entity would be unable to replace the entire board in a single election.

      On the other hand, some investors view classified boards as having the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies. In addition, opponents of classified boards assert that a staggered structure for the election of directors may discourage proxy contests in which shareholders may have an opportunity to vote for a competing slate of nominees and therefore may detract from shareholder value.

      After reviewing and discussing the benefits and drawbacks of having a classified board, our board has determined that it is in the best interests of our company and our shareholders to declassify our board. Although our board still believes that there are good reasons to retain a classified board, it is committed to ensuring that we maximize board accountability to shareholders and believes it best to allow shareholders the opportunity each year to register their views on the performance of our board by choosing to elect or not elect each member of our board to a new term.

      If this proposal is approved, the annual election of directors would begin with the 2005 annual meeting of our shareholders. Consequently, directors standing for election in 2005 would be elected to one-year terms. Directors who would normally be subject to re-election in 2006, and 2007 and the current nominees for election as Class III directors have agreed to resign and, if recommended by the nominating/corporate governance committee and nominated by our board, to stand for re-election in 2005, if this proposal is approved. Accordingly, if this proposal is approved, all directors would stand for re-election at the 2005 annual meeting. If this proposal is not approved, our board will remain classified and approximately one-third of our board will stand for election in any given year pursuant to the provisions of our current articles of incorporation.

OUR BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE

AMENDMENT TO THE ARTICLES OF INCORPORATION AS SET FORTH IN PROPOSAL 2.

EXECUTIVE COMPENSATION

      The following report of the Compensation Committee and the performance graphs included elsewhere in the proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report or the performance graph by reference herein.

Report of the Compensation Committee on Executive Compensation

      Each member of our compensation committee is an independent director as defined in the current and proposed NASDAQ rules. We discuss below our policies for compensating our executives.

      The compensation committee of our board has furnished the following report on executive compensation for fiscal year 2004.

      Our compensation program for executives consists of three key elements:

•	a base salary;

•	a performance bonus; and

•	periodic grants of stock options.

      The committee believes that this three-part approach best serves our interest and the interest of our shareholders by enabling us to meet the requirements of the highly competitive environment in which we operate while ensuring that executive officers are compensated in a way that advances the long-term interests of our shareholders. Under this approach, compensation for these officers involves a substantial proportion of pay that is “at risk,” namely, the annual bonus and stock options. The performance bonus permits individual and overall company performance to be recognized. Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of our shareholders.

      The committee determines the compensation of the chief executive officer and all senior vice presidents. The committee establishes parameters for the compensation of the officers holding the title of vice president or above (other than the chief executive officer and the senior vice presidents) and our executive officers determine the compensation for these officers within the parameters set by the committee.

      Base Salary. The committee sets the base salary of the chief executive officer and the senior vice presidents and establishes the parameters for the compensation of the other executive officers holding the title of vice president or above by taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position, the contribution and experience of the officer, and the length of the officer’s service. The committee also considers recommendations by the chief executive officer in determining the base salary or applicable parameters for the base salary of the executive officers other than the chief executive officer.

      Performance Bonus. A substantial portion of each executive officer’s potential total annual compensation is in the form of a bonus. Before the beginning of the year, the chief executive officer recommends targeted bonus amounts (as a percentage of base salary) for each executive officer (other than the chief executive officer) for the coming year. These targets are reviewed and approved or modified by the compensation committee. Bonus payments, which must be approved by the compensation committee, are based on a combination of individual performance and company performance. No bonuses were paid in 2002 to the chief executive officer or any other executive officer.

      At the 2002 annual meeting of shareholders, the shareholders approved the Annual Incentive Compensation Plan for Executive Officers, or executive compensation plan. The purpose of the plan is to allow us to recruit and retain highly qualified executives and other employees, to provide incentives to such individuals to attain our goals and to provide such employees with incentive compensation based on our performance in order to enhance shareholder value. Each employee of Gevity or any of our affiliates holding a position of chief executive officer, president, chief operating officer, chief financial officer, executive vice president, senior vice president or vice president, or an equivalent position at an affiliate, is eligible to receive awards under this plan. Under this plan, within the first 90 days of each year, the compensation committee establishes the performance measures for the payment of individual awards under the plan. Performance measures are established by the committee under an objective formula or standard consisting of one or any combination of the following criteria:

• revenue
• gross profit
• operating expenses
• earnings per share
• return on net assets
• cash return on assets
• operating return on assets
• earnings before interest, taxes, depreciation and amortization	• client retention
• new client acquisition
• worksite employee growth rate
• workers’ compensation billed mix
• client health benefit plan subsidy
• internal employee turnover rate
• return on invested capital
• return on equity

      Stock Incentives. Stock options are granted to executive officers based on their positions and individual performance. Stock options provide incentive for the creation of shareholder value over the long term and aid significantly in the recruitment and retention of executive officers. The compensation committee considers the recommendations of the chief executive officer for stock option grants to executive officers (other than the chief executive officer) and approves, disapproves or modifies such recommendation.

Compensation of Our Chief Executive Officer

      Erik Vonk became our chief executive officer on April 8, 2002. The compensation committee established Mr. Vonk’s base salary and annual allowance applicable to 2003, and, with respect to a cash bonus, selected Mr. Vonk to be a participant in the executive compensation plan. For 2003, Mr. Vonk was paid a base salary of $500,000, and received $800,000 as an annual bonus under the executive compensation plan. As further described below, also for 2003, the compensation committee separately awarded Mr. Vonk a one-time payment of supplemental compensation in the amount of $200,000.

      The annual cash bonus for 2003 was established under the terms and conditions set forth in the executive compensation plan in accordance with certain objective performance measures relating to earnings per share. As a result of satisfying these performance measures, Mr. Vonk received a cash bonus of $800,000.

      The supplemental payment approved by the compensation committee represented a one-time payment of additional compensation to Mr. Vonk in the amount of $200,000 in recognition of the exceptional contributions made by Mr. Vonk in successfully concluding two extraordinary events during 2003: the substantial increase in Gevity’s total market capitalization and the acquisition of the human resources outsourcing portfolio of TeamStaff, Inc.

Section 162(m) of the Internal Revenue Code

      The compensation committee also considered the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and the other senior executive officers, other than compensation that is performance-based pursuant to a plan that is approved by the shareholders and that meet certain other technical requirements. At the 2002 annual meeting of shareholders, our shareholders approved the executive compensation plan, which meets the requirements of

Section 162(m). Based upon these requirements, the compensation committee has determined that Section 162(m) will not prevent Gevity from receiving a tax deduction for any of the compensation paid to executive officers. For 2004, the compensation committee has approved a bonus plan under the terms of the executive compensation plan for Mr. Vonk.

This report is submitted jointly by the Compensation Committee:

George B. Beitzel

Darcy E. Bradbury
Elliot B. Ross

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      The compensation committee consists of Ms. Bradbury and Messrs. Beitzel and Ross. In 2003, no member of the compensation committee was an officer or employee of Gevity, or any of our subsidiaries; and no member of the compensation committee had any interlocking relationships related to his or her position as a member of our board.

      In 2003, no executive officer served as a member of the compensation committee of another entity; a director of another entity, one of whose board members served on our compensation committee; or a director of another entity, one of whose board members served on our board.

Summary Compensation Table

      The following table sets forth all compensation paid or accrued for services rendered to Gevity and our subsidiaries for the last three fiscal years by the chief executive officer, the five other highest-paid executive officers for 2003 who were serving as executive officers at the end of 2003, and one additional individual who would have been included as one of the four highest-paid executive officers had he been an executive at the end of 2003:

						Long-Term Compensation

	Annual Compensation					Number of
						Shares
				Other Annual		Underlying		All Other
Name and				Compensation		Options	LTIP	Compensation
Principal Position	Year	Salary	Bonus	(1)		Granted	Payouts	(1)

Erik Vonk	2003	$500,000	$1,000,000	$119,642	(3)	90,909	—	—
Chief Executive	2002	355,769	—	98,735	(3)	1,000,000	—	—
Officer(2)
Robert Minkhorst	2003	$300,000	$200,000	$13,350	(5)	28,500	—	—
Senior Vice President,	2002	8,077	—	49,500	(6)	250,000	—	—
Sales and Marketing(4)
Sal J. Uglietta	2003	$63,460	$50,000	$109,350	(5)	210,000	—	—
Senior Vice President,
Benefits and Risk
Management(7)
Lisa J. Harris	2003	$249,231	$200,000	—		28,500	—	—
Senior Vice President,	2002	230,000	—	—		50,000	—	—
Client Services and	2001	230,000	11,500	—		90,000	—	—
Chief Information Officer
Peter C. Grabowski	2003	$182,641	$100,000	—		38,000	—	—
Senior Vice President	2002	145,000	—	—		15,000	—	—
and Chief Financial	2001	145,000	15,225	—		36,000	—	—
Officer(8)

					Long-Term Compensation

	Annual Compensation				Number of
					Shares
				Other Annual	Underlying		All Other
Name and				Compensation	Options	LTIP	Compensation
Principal Position	Year	Salary	Bonus	(1)	Granted	Payouts	(1)

Gregory M. Nichols	2003	$199,423	$40,000	—	9,000	—	—
Senior Vice President	2002	185,000	—	3,532 (5)	15,000	—	—
and General Counsel	2001	179,308	2,775	81,043 (5)	105,000	—	—
John E. Panning	2003	$249,960	$100,000	—
Chief Financial	2002	250,000	—	—	25,000	—	—
Officer(9)	2001	250,000	10,000	—	90,000	—	—

(1)	Does not include perquisites and other personal benefits, securities or property that do not aggregate in excess of the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(2)	Became chief executive officer on April 8, 2002.

(3)	Relocation expenses and annual allowance.

(4)	Became a senior vice president on December 12, 2002.

(5)	Relocation expenses.

(6)	Received $49,500 for consulting services provided from October 2002 to December 11, 2002.

(7)	Became a senior vice president on October 6, 2003.

(8)	Became senior vice president and chief financial officer on June 1, 2003. During 2001, 2002 and before becoming chief financial officer in 2003, served as vice president of finance and taxation.

(9)	Resigned as chief financial officer effective June 1, 2003 but remains employed by Gevity.

Option Grants in 2003

      The following table shows options to purchase shares of our common stock granted in 2003 to the executive officers named in the Summary Compensation Table set forth above:

	Number of	% of Total
	Shares	Options
	Underlying	Granted to	Exercise		Grant Date
	Options	Employees in	Price per	Expiration	Present
Name	Granted	2003	Share	Date	Value(1)

Erik Vonk	90,909	7.8%	$21.85	12/15/2013	$1,293,635
Robert Minkhorst	28,500	2.4	21.85	12/15/2013	405,555
Sal J. Uglietta	200,000	17.2	16.50	10/6/2013	2,192,000
	10,000	0.9	21.85	12/15/2013	142,300
Lisa J. Harris	28,500	2.4	21.85	12/15/2013	405,555
Peter C. Grabowski	20,000	1.7	9.78	5/1/2013	122,800
	18,000	1.5	21.85	12/15/2013	256,140
Gregory M. Nichols	9,000	0.8	21.85	12/15/2013	128,070
John E. Panning	—	—	—	—	—

(1)	The value of the option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 1.1%; expected volatility of 77.18%; risk-free interest rate of 4.61%; and expected life of seven years.

Equity Compensation Plans

      1997 Stock Incentive Plan. In 1997, our shareholders approved the 1997 stock incentive plan. The 1997 plan provides for various equity incentives, including options, to be granted to key employees, officers, and directors of our company. Initially, 2,500,000 shares of common stock were authorized for issuance under the 1997 plan. In May 2000, our shareholders approved an amendment to the plan that increased the number of shares reserved for issuance under the plan to 4,500,000 shares. Options granted to date under the 1997 plan generally have a vesting period of four years for officers and key employees and generally are immediately vested for non-employee directors. Options generally may not be exercised more than 10 years from the grant date.

      2002 Stock Incentive Plan. In May 2002, our shareholders approved the 2002 stock incentive plan. The 2002 plan provides for various equity incentives including options, to be granted to key employees, officers, and directors of our company. Under the 2002 plan, 2,000,000 shares of our common stock were authorized for issuance. Options granted to date under the 2002 plan generally have a vesting period of four years and may not be exercised more than 10 years from the grant date.

      Grants of options under both stock incentive plans are approved by the compensation committee of our board. Under both stock option plans, the exercise price of each option equals the market price of our common stock on the date of grant, and, accordingly under APB No. 25, no compensation expense is recognized.

      As of April 15, 2004, options to purchase 4,318,484 shares of our common stock have been granted under both stock incentive plans at a weighted average exercise price of $8.42 per share. Of these 4,318,484 option shares, 1,410,509 were exercisable as of April 15, 2004. There are 503,843 additional shares reserved for issuance under both plans.

      Employee Stock Purchase Plan. We also have a shareholder-approved employee stock purchase plan. Internal employees of our company, who regularly work more than twenty hours per week and have been employed by us for at least ninety days prior to the offering period, are eligible to participate in the plan. Participants, through payroll deduction, may purchase a maximum of 500 shares during the specified offering period at a cost of 85% of the lower of the stock price as of the beginning and ending of the offering period. During 2003, 45,500 shares of common stock (from treasury) were sold to employees participating in the employee stock purchase plan for proceeds of approximately $156,000. Employees purchased 45,225 shares under this plan during 2002 for proceeds of approximately $124,000. During 2002, we purchased in the open market 34,000 shares of stock at a cost of $136,000 to be sold under the employee stock purchase plan.

Aggregate Options Exercised in 2003 and Option Values at December 31, 2003

      The following table shows the aggregate number of options exercised in 2003 by the executive officers named in the summary compensation table set forth on page 16 and the value of the options held by such executive officers at December 31, 2003.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at December 31,		In-the-Money Options at
	Acquired On	Value	2003 (#)		December 31, 2003($)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Erik Vonk	—	—	250,000	840,909	$4,607,000	$13,856,455
Robert Minkhorst	—	—	62,500	216,000	1,146,250	3,449,865
Sal J. Uglietta	—	—	—	210,000	—	1,151,900
Lisa J. Harris	—	—	257,500	111,000	4,267,915	1,623,540
Peter C. Grabowski	57,800	$426,935	31,750	67,250	493,377	831,928
Gregory M. Nichols	15,000	327,600	60,000	54,000	1,129,969	871,766
John E. Panning	309,663	3,524,139	30,000	63,750	141,300	1,268,363

Executive Agreements

      Vonk Employment Agreement. On March 21, 2002, we entered into an employment agreement with Mr. Vonk under which Mr. Vonk was employed to serve as the chairman of our board and our chief executive officer, which became effective April 8, 2002. Under his employment agreement, Mr. Vonk is eligible to receive an annual salary of $500,000; an annual allowance of $50,000 to cover the cost of supplemental life insurance, disability insurance and automobile expense; an option to purchase a total of 1,000,000 shares of our common stock vesting over a four-year period at an exercise price per share for 100,000 shares of $3.02 and for 900,000 shares of $3.90. Under his employment agreement, Mr. Vonk was not eligible for a bonus in 2002, but he was eligible for an annual bonus under the executive compensation plan in 2003. Mr. Vonk’s employment agreement further provided Mr. Vonk the opportunity to purchase up to $500,000 worth of our common stock from us at the then-current market price, which Mr. Vonk did on March 21, 2002. Mr. Vonk is also eligible to participate in our employee benefit plans, receive four weeks vacation, and be reimbursed for reasonable relocation expenses not to exceed $200,000. Under his employment agreement, Mr. Vonk is required to keep all confidential information of Gevity confidential, and for the period of his employment, plus an additional two-year period following termination of his employment, Mr. Vonk is not allowed to compete with Gevity.

      We are allowed to terminate Mr. Vonk’s employment agreement at any time, provided that, if his employment is terminated due to his death, disability, or by us other than for cause (as defined in the agreement) he is entitled to one year’s base salary and continuation of employee benefits for a period of one year.

      Other Executive Agreements. We have entered into agreements (the “executive agreements”) with Ms. Harris and Messrs. Vonk, Grabowski, Minkhorst, Nichols and Uglietta that provide for certain payments to be made to such executives in the event of a change of control of our company. For purposes of the executive agreements, a “change in control” means:

•	the acquisition by certain third parties of 25% or more of the voting power of our company’s outstanding voting securities;

•	a majority change in the composition of our board of directors not approved by two thirds of the incumbent directors (as defined in the executive agreements);

•	the consummation of certain mergers or consolidations of our company where the voting securities outstanding immediately prior to such transactions represent 50% or less of the total voting power of the corporation resulting from such mergers or consolidations (or, if applicable, such corporation’s ultimate parent); or

•	the approval by shareholders of a plan of liquidation or dissolution of our company or the sale of all or substantially all of our company’s assets.

      Under the executive agreements, each is entitled to compensation if he or she is employed by us at the time of a change in control and his or her employment is terminated within two years after that change in control by us for a reason other than for cause (as defined in the executive agreement) or by the executive for good reason (as defined in the executive agreement). In such event:

•	Messrs. Grabowski, Minkhorst, Nichols and Uglietta would receive a lump-sum payment equal to the greater of (x) the executive’s average annual incentive bonus earned in the three fiscal years prior to the termination and (y) the executive’s target annual incentive bonus for the year in which the termination occurs, whichever is greater, multiplied by the fraction of the fiscal year remaining after the termination, but reduced by any annual incentive bonus amounts paid to the executive during the fiscal year in which the termination takes place; Ms. Harris would receive two times such amount; and Mr. Vonk would receive three times such amount; plus

•	Messrs. Grabowski, Minkhorst, Nichols and Uglietta would receive a lump-sum payment equal to one times the amount of his highest annual rate of base salary during the one-year period prior to the termination; Ms. Harris would receive a lump-sum payment equal to two times the amount of her highest annual rate of base salary during the one-year period prior to the termination; and Mr. Vonk would receive a lump-sum payment equal to three times the amount of his highest annual rate of base salary during the one-year period prior to the termination.

      The executive agreements also provide for the continuation of the executive’s life, disability and accident insurance and medical and dental plan coverage for the number of years after termination of the executive’s employment equal to the multiple of base salary payable to the executive upon a change in control (or if the executive cannot continue as a participant in such plans, for the provision of such benefits on the same after tax basis as if such participation has been permitted). In addition, if Mr. Vonk or Ms. Harris is subject to the excise tax imposed under Section 4999 of the Code, we are required to pay him or her, as applicable, an additional amount so as to put him or her in the same after-tax position he or she would have been in had the excise tax never applied.

Agreement with John E. Panning

      Mr. Panning resigned from all offices held, including his positions as our chief financial officer and as a member of our board and as a co-trustee of our 401(k) plan, effective June 1, 2003. He has agreed, at our request, to remain employed by us and to assist with special projects that may arise from time to time through December 31, 2005. We will be able to determine his duties and responsibilities from time to time based on our needs, but of primary importance to us is his assistance in maintaining positive vendor relations with our healthcare and workers’ compensation partners as well as assisting us in analyzing annual renewal proposals, collateralization requirements, claims administration procedures and competitive insurance practices.

      We will continue to pay Mr. Panning his annual salary of $250,000 through May 31, 2004. Beginning June 1, 2004 through December 31, 2005, he will be paid $6,250 per month. His indemnification agreement and the noncompetition and confidentiality agreement between him and Gevity remains in effect.

CERTAIN TRANSACTIONS

      On June 6, 2003, we sold our series A preferred stock to Frontenac VIII Limited Partnership and Frontenac Masters VIII Limited Partnership, each a limited partnership and an affiliate of Frontenac Company LLC (collectively, “Frontenac”), and other purchasers. The holders of our series A preferred stock, voting separately, are entitled to elect two directors to serve as members of our board. Frontenac owns a majority of the outstanding shares of series A preferred stock and has elected Messrs. Cowie and Katz to serve as the two series A preferred directors. Messrs. Cowie and Katz are both managing directors of Frontenac. This right will terminate on the earlier of the date on which Frontenac is no longer the majority holder of our series A preferred stock and the date on which there are no longer shares of series A preferred stock outstanding.

      On June 6, 2003, we used proceeds from our sale of series A preferred stock totaling $16.3 million to simultaneously purchase from Charles S. Craig, then a member of our board of directors, 2,997,734 shares of our common stock, at a net price of $5.38 per share, and to purchase from him options to purchase 60,000 shares of our common stock for an aggregate price of $100,000 (the aggregate difference between the exercise prices per share of the purchased options and $5.38). Immediately following the completion of our purchase, Mr. Craig resigned as a member of our board, effective as of June 6, 2003.

      Mr. Vonk currently serves as our chairman of the board and chief executive officer. On March 21, 2002, as an inducement for Mr. Vonk to serve as our chief executive officer, we entered into a securities purchase agreement with Mr. Vonk, which gave him the right to purchase up to $500,000 of our common stock at a price per share of $3.02, the closing price per share on March 21, 2002. On that date, Mr. Vonk exercised his rights under the securities purchase agreement by purchasing 165,562 shares of our common stock. Under the terms of the securities purchase agreement, Mr. Vonk has certain registration rights with respect to those shares.

AUDIT COMMITTEE

Audit Committee Report

      The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

      The audit committee of our board is comprised of the four directors named below. Each member of the committee is an independent director as defined in the current or proposed NASDAQ rules.

      The audit committee assists our board in fulfilling its responsibilities with respect to the general oversight of our financial accounting and reporting, systems of internal control, and all audit processes and results. Our management has primary responsibility for preparing our financial statements as well as our financial reporting process. Deloitte & Touche LLP, acting as independent accountants, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles.

      The audit committee report, with respect to the audit of our financial statements as of and for the year ended December 31, 2003 (the “Financial Statements”), is as follows:

•	the audit committee has reviewed and discussed the Financial Statements with our management;

•	the audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communicating with Audit Committees), which include, without limitation, matters related to the conduct of the audit of the Financial Statements;

•	the audit committee has received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (which relates to Deloitte & Touche LLP’s independence from our company) and has discussed this with Deloitte & Touche LLP; and

•	the audit committee concluded that Deloitte & Touche LLP’s provision of non-audit services, as described in “Relationship with Independent Accountants” beginning on page 23, to Gevity and its affiliates is compatible with maintaining their independence.

      Based on reviews and discussions of the Financial Statements with management and discussions with Deloitte & Touche LLP discussed above, the audit committee recommended to our board of directors that such Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003.

      Based on reviews and discussions of the Financial Statements with management and discussions with Deloitte & Touche LLP discussed above, the audit committee recommended to our board of directors that such Financial Statements be included in our Annual Report on Form 10-K.

This report is submitted by the Audit Committee:

George B. Beitzel

Darcy E. Bradbury

Jonathan H. Kagan

Elliot B. Ross

STOCK PERFORMANCE CHART

      The following chart compares the return on our common stock from December 31, 1998 through each of the years ended December 31, through 2003, with the NASDAQ Stock Market (U.S.) Index and a Peer Group Index (defined below). The comparison assumes $100 was invested on December 31, 1998 (i) in Gevity, (ii) in the NASDAQ Stock Market (U.S.) Index, and (iii) the Peer Group Index, and assumes reinvestment of dividends and distributions. The Peer Group Index is comprised of leading human resource outsourcing organizations, including Administaff, Inc, Automatic Data Processing Inc., Ceridian Corporation and Paychex, Inc., but not including Gevity. The Peer Group Index has been revised to reflect significant changes in the business operations of the companies included in prior year’s reported peer group. Last year’s Peer Group Index consisted of Administaff, Inc., TeamStaff, Inc. and Team America, Inc. Previous Peer Group Indexes have also included Employee Solutions, Inc., Team Mucho, Inc. and Vincam, Inc., each of which provides or provided services similar to those that we provide. TeamStaff, Inc. was excluded from the peer group due to our acquisition of its human resources outsourcing portfolio on November 17, 2003. Team America, Inc. was excluded because it is in the process of liquidation under Chapter 7 of the United States Bankruptcy Code and has discontinued operations. Employee Solutions, Inc. was excluded due to its discontinuation of 13 operations as a professional employer organization in December 2000. Vincam, Inc. was excluded as a result of its acquisition in March 1999.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Gevity HR, Inc.	$100.00	$81.72	$25.81	$21.85	$34.84	$191.31
Peer Group Index	100.00	74.21	104.91	96.83	42.96	72.69
Nasdaq Stock Market (U.S.) Index	100.00	185.59	112.67	88.95	60.91	91.37

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

Independent Accountants

      Deloitte & Touche LLP acted as our independent accountants for 2003. One or more representatives of Deloitte & Touche LLP will attend the annual meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders. Upon the recommendation of the audit committee, the board of directors appointed Deloitte & Touche LLP as the independent accountants of our company for 2003.

Audit Committee Pre-Approval

      The audit committee charter requires that all audit services and non-audit services provided by our independent auditors must be approved by the audit committee prior to the commencement of the services to assure compliance with the Sarbanes-Oxley Act of 2002. This approval requirement is subject to applicable de minimis exceptions allowed by that Act. In making its pre-approval determination, the audit committee is required to consider whether providing the non-audit services are compatible with maintaining the auditors’ independence. The audit committee may delegate this pre-approval authority to one or more audit committee members. However, if the authority is delegated, the member or members to whom the authority was delegated must present a report of their actions at the next scheduled audit committee meeting.

Audit Fees

      The aggregate fees billed in 2003 were $284,790 and in 2002 were $228,500 for professional services rendered for the audit of the financial statements and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

      The aggregate fees billed in 2003 were $119,235 and in 2002 were $88,259 for audit consulting services related to SEC matters. Audit-related fees consisted of assurance and related services reasonably related to the performance of the audit or review of our financial statements, including SEC letters and registration statements, workers compensation analysis, preferred stock and acquisition disclosure.

Tax Fees

      The aggregate fees billed in 2003 were $65,119 and in 2002 were $44,000 for tax provision review and tax compliance services.

All Other Fees

      The aggregate fees billed in 2003 were $111,275 and in 2002 were $91,177 for all other services. All other fees included employee benefit plan audits and consulting services related to Sarbanes-Oxley compliance.

Financial Information Systems Design and Implementation Fees

      The company did not retain Deloitte & Touche LLP to perform any financial information systems design or implementation services in 2003.

Determination of Accountant Independence

      The audit committee considered the provision of non-audit services by Deloitte & Touche LLP and determined that it was not incompatible with maintaining their independence.

SHAREHOLDER PROPOSALS

      You are notified that if you wish to provide a proposal to be included in our proxy statement and form of proxy relating to the 2005 annual meeting of shareholders, a written copy of your proposal must be received by us at our principal offices c/o Gregory M. Nichols, Secretary, Gevity HR, Inc., 600 301 Boulevard West, Suite 202, Bradenton, Florida 34205, prior to the close of business on December 28, 2004.

      A shareholder seeking to recommend a prospective nominee for the nominating/corporate governance committee’s consideration should submit the candidate’s name and qualifications to our corporate secretary via e-mail at corporate.secretary@gevityhr.com, by fax to (941) 741-4651 or by mail to Gregory M. Nichols, Secretary, Gevity HR, Inc., 600 301 Boulevard West, Suite 202, Bradenton, FL 34205 on or prior to the date required for the submission of shareholder proposals. The written notice must include at least all information relating to the person to be nominated (including the consent of such person to be named in the proxy statement as a nominee and to serve as a director) that is required under the Securities Exchange Act of 1934.

      The nominating/corporate governance committee will consider candidates proposed by shareholders using the criteria as described in “Corporate Governance Matters — Committees of Our Board — Nominating/Corporate Governance Committee” on page 8.

      For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at our 2005 annual meeting, the rules of the SEC permit the proxy or proxies designated by us to vote such proxies in their discretion if we:

•	receive notice of the proposal before the close of business on March 12, 2005, and advise shareholders in the 2005 proxy statement about the nature of the matter and how we intend to vote on such matter; or

•	do not receive notice of the proposal prior to the close of business on March 12, 2005.

SOLICITATION OF PROXIES

      The accompanying proxy is being solicited on behalf of our board of directors. We will bear the expense of preparing, printing, and mailing the proxy solicitation material and the form of proxy. In addition to use of the mail, proxies may be solicited by personal interview, telephone, and telegram by our directors, officers and employees. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. We anticipate the total amount estimated to be spent, including the total expenditures to date, for and in furtherance of the solicitation of securities holders will be less than $50,000.

By Order of the Board of Directors,

Gregory M. Nichols

Secretary

Bradenton, Florida
April 26, 2004

GEVITY HR, INC.

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned appoints Peter C. Grabowski and Gregory M. Nichols, and each of them, his or her proxies with full power of substitution, to vote all the shares of common stock of Gevity HR, Inc. that the undersigned may be entitled to vote at the annual meeting of shareholders to be held May 20, 2004, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED:

•	FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE;

•	FOR THE APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION ELIMINATING THE STAGGERED TERMS OF THE BOARD OF DIRECTORS; AND

•	AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed and dated on reverse side).

1.	Election of Directors:

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

Nominees: Erik Vonk, Darcy E. Bradbury and Jeffrey A. Sonnenfeld. Exceptions __________________________________________

☐ FOR	☐ WITHHOLD AUTHORITY	☐ EXCEPTIONS

2.	Amendment to the Articles of Incorporation of Gevity HR, Inc. eliminating the staggered terms of its Board of Directors:

☐	FOR approval of the amendment to the Articles of Incorporation of Gevity HR, Inc. eliminating the staggered terms of its Board of Directors.

☐	AGAINST approval of the amendment to the Articles of Incorporation of Gevity HR, Inc. eliminating the staggered terms of its Board of Directors.

☐	WITHHOLD AUTHORITY

IN ORDER TO UPDATE OUR RECORDS, INCLUDE A CHANGE OF ADDRESS, IF ANY, HERE:

PLEASE DATE THE PROXY AND SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON WHEN THERE IS MORE THAN ONE OWNER, EACH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE GIVE YOUR TITLE AS SUCH. IF EXECUTED BY A CORPORATION, THE PROXY SHOULD BE SIGNED BY A DULY AUTHORIZED OFFICER.

Signature:

Date:

Signature:

Date:

Votes must be indicated (x) in Black or Blue Ink.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.